EX-99.e.1.ii

AMENDMENT NO. 4 TO
SCHEDULE I
TO THE AMENDED AND RESTATED DISTRIBUTION AGREEMENT

AS OF FEBRUARY 16, 2023

This Schedule to the Distribution Agreement between Delaware Pooled Trust and Delaware Distributors, L.P. originally entered into as of January 9, 2007 and amended and restated on January 4, 2010, and further amended and restated on February 25, 2016 (the “Agreement”), lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Class.

Series Name	Class Names	Total 12b-1 Plan Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Portion designated as Service Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Original Effective Date
Delaware Global Listed Real Assets Fund (formerly, Delaware REIT Fund)	Class A	0.25%		April 19, 2001
	Class C	1.00%	0.25%	April 19, 2001
	Class R	0.50%		May 15, 2003
	Class R6	N/A		February 25, 2016
	Institutional Class	N/A		April 19, 2001

DELAWARE DISTRIBUTORS, L.P.

DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ Richard Salus
Name:	Richard Salus
Title:	Senior Vice President and Global Head of Fund Services

DELAWARE POOLED TRUST

on behalf of the Series listed on Schedule I

By:	/s/ Shawn K. Lytle
Name:	Shawn K. Lytle
Title:	President and Chief Executive Officer